Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 15, 2011 (the “Effective Date”), by and between Groupon, Inc., a Delaware corporation (the “Company”), and Mary Margaret H. “Margo” Georgiadis (“Georgiadis”).

1.             Employment; Position and Duties.  The Company agrees to employ Georgiadis, and Georgiadis agrees to be employed by the Company, upon the terms and conditions of this Agreement.  Georgiadis shall be employed by the Company as the Company’s Chief Operating Officer reporting to the Chief Executive Officer (“CEO”) and the Board of Directors (“Directors”) of the Company.  In her capacity, Georgiadis agrees to devote her full time, energy and skill to the faithful performance of her duties herein, and shall perform the duties and carry out the responsibilities assigned to her to the best of her ability and in a diligent, businesslike and efficient manner.  Georgiadis’ duties shall include all those duties customarily performed by the Chief Operating Officer, as well as those additional duties commensurate with her position that may be reasonably assigned by the CEO or Directors.  Georgiadis shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Georgiadis.  The Company consents to Georgiadis’ continued service on the boards of directors on which she currently sits; however, Georgiadis shall not serve on any additional or other boards of directors without the consent of the Company.  Georgiadis may retain any remuneration that she receives for said board service.

2.             Director Meetings.  Georgiadis shall be entitled to attend meetings of the Board of Directors of the Company, when invited, in a non-voting, observer capacity.

3.             Term of Employment.  This Agreement shall become effective upon the Effective Date.  The term of the Agreement shall commence on the Effective Date and shall expire on December 31, 2015 (the “Term”), unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence.  This Agreement may be terminated by Georgiadis or by the Company at any time upon thirty (30) days written notice to the other party, with or without Cause (as defined below).  Upon the termination of Georgiadis’ employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 17, 18, 21 and 22 of this Agreement.

4.             Compensation.  Georgiadis shall be compensated by the Company for her services as follows:

(a)           Base Salary.  From Effective Date through the end of the Term of this Agreement, Georgiadis shall be paid a base salary (“Base Salary”) of $500,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures and subject to an annual review, which may increase but not decrease her Base Salary.

(b)           Benefits.  During the term of the Agreement, Georgiadis shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, retirement plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions.  In addition, Georgiadis shall be entitled to the benefits afforded to other members of senior executive management under the Company’s vacation, holiday and business expense reimbursement policies, including no less than four (4) weeks of paid time off per year, unused portions of which may carry over from year to year.

(c)           Annual Bonus.  In addition to the Base Salary, Georgiadis shall be eligible for an annual discretionary bonus not to exceed 100% of her salary (the “Annual Bonus”), said Annual Bonus to be payable in cash.  The Annual Bonus will be determined by the Directors in their sole discretion, except as provided by Section 6.  The terms governing Georgiadis’ Annual Bonus shall be reduced to writing, and executed by Georgiadis and the Company within 90 days after the Effective Date, providing mutually satisfactory objectives that must be achieved in order for her to earn her Annual Bonus as described above.  Except in the event of her termination by the Company for Cause (as defined below), Georgiadis shall be entitled to receive, at the same time annual bonuses are paid to executives of the Company generally, a pro rata Annual Bonus for the fiscal year of her termination based on the actual attainment of the applicable objectives for such year as determined in good faith by the Directors and the number of days she is actually employed by the Company during such year prior to her termination.  For clarity, Georgiadis need not be employed by the Company on the Annual Bonus payment date to be entitled to payment of any Annual Bonus she has earned.

(d)           Expense Reimbursement; Insurance Costs.  In addition to reimbursement for business expenses incurred by Georgiadis in the normal and ordinary course of her employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Georgiadis for the full amount of her insurance costs (including, but not limited to medical, dental, vision, life and disability insurance) should she elect to participate in the Company’s insurance program(s).

5.             Restricted Stock Units.

(a)           Grant of Restricted Stock Units.  Georgiadis will be granted awards totaling one million one hundred thousand (1,100,000) restricted stock units (“RSUs”) under the Company’s 2010 Stock Plan (the “Plan”).  Each RSU will represent the right to receive, on the terms and conditions of an RSU award agreement, which Georgiadis will be required to execute as a condition of the award, and the Plan, one (1) share of the Company’s non-voting common stock (each, a “Share”).  The Company represents and warrants that the Directors have approved and the Company has the authority to issue the awards of 1,100,000 RSUs to Georgiadis, and such awards shall be granted as follows:

(i)            Initial RSU Award; Vesting.  On the first business day following the execution of this Agreement, Georgiadis shall be granted an initial award (the “Initial RSU Award”) consisting of three hundred thousand (300,000) RSUs, which shall be immediately vested in full.  This fully vested Initial RSU Award will be granted with the mutual expectation that Georgiadis will not voluntarily terminate her employment with the Company within the first year following the Effective Date.

(ii)           Additional RSU Award; Vesting.  An additional award (the “Additional RSU Award”) consisting of the remaining eight hundred thousand (800,000) RSUs out of the aggregate of 1,100,000 RSUs shall also be granted to Georgiadis on the first business day following the execution of this Agreement.  Subject to Georgiadis continued employment with the Company on each respective vesting date, except as otherwise provided in Section 6 or 7 below, the Additional RSU Award shall vest as follows: 12/56 of the total number of RSUs subject to such award shall vest on the first anniversary of the Effective Date, 3/56 of the total number of RSUs subject to such award shall vest at the end of each of the next fourteen (14) periods of three (3) months following the first anniversary of the Effective date, and a final installment of 2/56 of the total number of RSUs subject to such award shall vest at the end of the 56th month following the Effective Date.

(b)           Issuance of Shares and Tax Withholding.  Shares will be issued in settlement of the RSUs subject to the Initial RSU Award within three (3) business days following the date of grant of such award and in settlement of RSUs subject to the Additional RSU Award within thirty (30) days after each relevant vesting date under such award, subject in each case to Georgiadis’ payment to the Company or other adequate provision for payment of any and all taxes required to be withheld by the Company in connection with the vesting and settlement of the RSUs and issuance of such Shares.  With respect to the Additional RSU Award only and subject to compliance with applicable securities law, Georgiadis shall have the right to elect to satisfy such tax withholding obligations, with respect to Shares to be issued to her in settlement of vested RSUs prior to the date six (6) months after the Company’s common stock has become publicly traded on a national securities exchange and with no less than thirty (30) days advance written notice to the Company of such election prior to the applicable vesting date, to have the Company deduct from the number of Shares otherwise issuable to Georgiadis a number of whole Shares having a fair market value equal to all or any part of such tax withholding obligation.  The fair market value of the Shares shall be determined for this purpose in the manner provided by the Plan.  The fair market value of any Shares withheld to satisfy such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates.

(c)           Private Sale of Shares.  If an initial public offering of the Company’s common stock (an “IPO”) has not occurred within twelve (12) months following the Effective Date, Georgiadis may sell any vested Shares issued to Georgiadis upon settlement of RSUs, in accordance with Section 7 of the Restricted Stock Unit Agreement (“Limitations on Transfer of Stock”), in a private transaction and/or in a secondary market, subject to compliance with applicable securities laws and provided that all such sales are to a single holder of record for purposes of Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not result in a requirement that the Company register the Shares pursuant to Section 12(g) of the Exchange Act.

(d)           Plan Documents.  The RSUs shall be subject to the terms of the Plan and the forms of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement (the “RSU Agreements”) provided to Georgiadis pursuant to the Plan (which shall be modified as appropriate to reflect the vesting provisions described in this Agreement), and Georgiadis’ receipt of the RSUs shall be subject to her executing the RSU Agreements.  A copy of each of the Plan and the forms RSU Agreements are attached hereto as Exhibit A and Exhibit B, respectively.  The numbers of RSUs set forth in Section 5(a) shall be adjusted to reflect any stock splits or stock dividends after the Effective Date.  Notwithstanding the foregoing, regardless of whether Georgiadis is employed with Company, Georgiadis will have the right to retain her vested equity without being required to sell or transfer equity, except in connection with a Change in Control and in compliance with Section 7 of the RSU Agreements, and, in the event of an IPO, she will have the same registration and other rights as if she remained actively employed as a senior executive with Company.  In the event that the terms of the RSU Agreements, any shareholder agreement, or any other Company plan, policy, or agreement conflict with the terms of this Agreement (including Section 6 below), then the terms of this Agreement will govern, so long as the terms of this Agreement are more favorable to Georgiadis.

(e)           Georgiadis’ Rights in Shares and Other Equity. Upon vesting, Georgiadis shall have the right to hold, transfer, and register vested Shares issued to her pursuant to the RSUs and any other Company equity awards granted to her following the Effective Date, without regard to whether an IPO has or has not occurred and without regard to whether she is employed by Company, subject, however, to any applicable limitations on transfer provided by the RSU Agreements (such as Section 7 of the RSU Agreements).  Georgiadis’ rights with respect to such vested Shares, vested RSUs, and any other equity in the Company granted to her following the Effective Date shall be as favorable as the rights of currently employed senior executives of the Company.  In no event will Georgiadis be deprived of her opportunity to retain her vested equity without her consent, whether or not Georgiadis is employed by the Company.

6.             Benefits Upon Termination.

(a)           Termination for Cause or Termination for Other than Good Reason.  In the event of the termination of Georgiadis’ employment by the Company for Cause (as defined below), the termination of Georgiadis’ employment by reason of her death or disability, or the termination of Georgiadis’ employment by Georgiadis for any reason other than Good Reason (as defined below), Georgiadis shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), 4(c) and 4(d) through the date of termination.

For purposes of the Agreement, a termination for “Cause” occurs if Georgiadis’ employment is terminated by the Company for any of the following reasons:  (i) theft, material dishonesty, or falsification of any employment or Company records by Georgiadis; (ii) the good faith determination by the Directors or the holders of outstanding shares of the Company’s capital stock representing a majority of the total voting power that Georgiadis has committed an act or acts constituting a felony; or (iii) the determination by the Directors or the holders of outstanding shares of the Company’s capital stock representing a majority of the total voting power that Georgiadis has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business.  Actions undertaken by Georgiadis in good faith in her capacity as Chief Operating Officer to benefit shareholders shall not be considered “Cause” under the terms of the Agreement;

For purposes of the Agreement, a termination for “Good Reason” occurs if Georgiadis terminates her employment for any of the following reasons:  (i) the Company materially reduces Georgiadis’ duties or responsibilities below what is customary for a Chief Operating Officer of a global business that is similar to the Company without Georgiadis’ consent; (ii) a change in Georgiadis’ title whereby she no longer has the title of Chief Operating Officer; (iii)  the Company requires Georgiadis to report to anyone other than the Chief Executive Officer and Directors; (iv) the Company requires Georgiadis to relocate her office more than fifty (50) miles from  the Company’s Chicago office without her consent; (v) the Company materially reduces Georgiadis’ Base Salary or Annual Bonus target without making an equivalent reduction to the base salary of the CEO and all executives reporting directly to the CEO; or (vi) the material breach by the

Company of any provision of this Agreement and such breach continues or is not cured (if curable) for more than thirty (30) days after written notice from Georgiadis to the Company specifying the nature of such breach.  Notwithstanding the foregoing, a termination for Good Reason shall not be deemed to have occurred until and unless Georgiadis resigns from all positions she holds with the Company or any of its affiliates within one hundred eighty (180) days after the initial existence of one of the above conditions after having provided written notice to the Company within ninety (90) days after the initial existence of one of the above conditions and the Company having failed to correct such condition within thirty (30) days of its receipt of such written notice.

(b)           Termination Without Cause or Termination for Good Reason.  If Georgiadis’ employment is terminated by the Company for any reason other than for Cause or by reason of her death or disability, or if Georgiadis’ employment is terminated by Georgiadis for Good Reason, Georgiadis shall be entitled to any earned and unpaid Base Salary, any earned and unpaid Annual Bonus for the Company fiscal year prior to the year of her termination, and any accrued and unused paid time off, and shall:

(i)            receive continued payment of her Base Salary (as in effect prior to any diminution constituting Good Reason), less applicable withholding, in accordance with the Company’s normal payroll procedures, for a period of twelve (12) months following the termination of Georgiadis’ employment;

(ii)           receive as a lump sum an amount equal to one hundred percent (100%) of the Georgiadis’ Annual Bonus target for the Company fiscal year in which termination occurs;

(iii)          receive immediate vesting of the sum (not in excess of the total number of RSUs subject to the Additional RSU Award) of (A) 12/56 of the number of RSUs subject to the Additional RSU Award and (B) the positive difference between (x) the number of RSUs that would have vested under the Additional RSU Award to the date of such termination of employment had vesting been determined at the rate of 1/56 of the total number of RSUs subject to the Additional RSU Award for each month of Georgiadis’ employment measured from the Effective Date and (y) the number of RSUs that actually have vested under the Additional RSU Award to the date of such termination of employment determined in accordance with Section 5(a)(ii) above; and

(iv)          receive continued Company provided medical and other insurance benefits with the costs borne by Company for Georgiadis and her dependents until such time as she has secured insurance benefits through another organization’s benefits program, not to exceed twelve (12) months, provided that the Company may provide such medical benefits through the reimbursement of premiums paid by Georgiadis for continued health care coverage in accordance with the Consolidated Omnibus Reconciliation Act of 1985.

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) (other than payment of any earned and unpaid Base Salary, any earned and unpaid Annual Bonus for the Company fiscal year prior to the year of her termination, and any accrued and unused paid time off) unless and until Georgiadis shall have executed a general release and waiver of claims against the Company in the form attached hereto as Exhibit D and consistent with Section 9 below, and such release has become effective in accordance with its terms on or before the 60th day following Georgiadis’ termination of employment.  Subject to such effective release,

(x) payment of the severance payments described in Section 6(b)(i) shall begin on the first regular payroll date following such 60th day, and the initial payment shall include that portion of such severance payments that would otherwise have been payable on the Company’s regular payroll dates occurring between the date of Georgiadis’ termination of employment and the initial severance payment date; and (y) payment of the amount described in Section 6(b)(ii) shall be made within ten (10) days following such 60th day.  The execution of such general release and waiver shall be a condition to Georgiadis’ rights under this Section 6(b) (other than as described above).

The Company also agrees to cooperate with Georgiadis in good faith to draft announcements (both for internal Company and external dissemination) that will be communicated following termination of her employment with the Company under Section 6(b).

The Company agrees to provide a Mutual Release of Claims between Georgiadis and Company simultaneously with Georgiadis’ execution of the Release attached hereto as Exhibit D, if Company has no claim against her.

(c)           Notwithstanding anything to the contrary in the Plan, RSU Agreements (as defined in Section 5(b)), or any other agreement governing Georgiadis’ equity in the Company, upon termination of Georgiadis’ employment for any reason, Georgiadis (or her estate, administrators, executors, legatees, and heirs) shall have the same rights as an active senior executive of the Company with respect to retention, transfer, and registration of Shares, vested RSUs, and any other equity in the Company granted following the Effective Date.

7.             Change in Control.

(a)           Termination Without Cause or Termination for Good Reason.  In the event that a Change in Control (as defined in the Plan) occurs and Georgiadis’ employment with the Company (or its successor) terminates in a manner to which Section 6(b) applies either (i) within a period of six (6) months prior to the approval of such Change in Control by the Directors or (ii) within twelve (12) months following the date of the Change in Control, then, subject to Georgiadis’ effective release of claims as described in Section 6(b) and for so long as Georgiadis continues to comply with her obligations under Sections 8 and 9 below, Georgiadis shall be entitled to immediate vesting in full of any unvested portion of the RSUs and full vesting of any other unvested Company equity (including, but not limited to Shares, Restricted Stock Bonus or stock options) granted to Georgiadis after the Effective Date, subject to Section 14 below, in addition to the benefits described in Section 6(b).

(b)           Section 280G

(i)            Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Georgiadis would receive pursuant to this Agreement or otherwise (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), then the aggregate amount of the Payments will be either (i) the largest portion of the Payments that would result in no portion of the Payments (after reduction) being subject to the Excise Tax or (ii) the entire Payments, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Georgiadis’ receipt, on an after-tax basis, of the greatest amount of the Payments.  Any reduction in the Payments required by this Section 7(b)(i) will be made in the following order: (1) reduction of cash payments; (2) reduction of accelerated vesting of equity awards other than stock options; (3) reduction of accelerated vesting of stock options; and (4) reduction of other benefits paid or provided to Georgiadis.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Georgiadis’ equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

(ii)           The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section.  The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section.  The Company and Georgiadis shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination.  The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Georgiadis as soon as practicable following its engagement.  Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and Georgiadis.

8.             Employee Inventions and Proprietary Rights Assignment Agreement.  Georgiadis agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Georgiadis and attached hereto as Exhibit C. In the event of any conflict between the terms of the Employee Inventions and Proprietary Rights Assignment Agreement and the terms of this Agreement, the terms of this Agreement will govern.

9.             Covenants Not to Compete or Solicit.  During Georgiadis’ employment and for a period of twelve (12) months following the termination of Georgiadis’ employment for any reason, so long as Georgiadis is being paid severance in accordance with the terms of Section 6(b)(i) above, Georgiadis shall not, anywhere in the Geographic Area (as defined below), other than on behalf of the Company or with the prior written consent of the Company, directly or indirectly:

(a)           perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of five percent (5%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)           induce or attempt to induce any vendor, supplier, merchant, client, strategic partner, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between the Company and any vendor, supplier, merchant, client, strategic partner, licensee, licensor or business relation of Company, whether or not Georgiadis had personal contact with such entity; and

(c)           solicit, encourage, hire or take any other action which is intended to induce or encourage, any employee of the Company or any subsidiary of the Company to terminate his or her employment or relationship with the Company or any subsidiary of the Company, other than in the discharge of her duties as an officer of the Company.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any local goods or services through a deal of the day site that is similar with www.groupon.com.  The term “Geographic Area” shall mean the United States of America and any other jurisdiction in which the Company conducts material business activities.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit Georgiadis from working for an entity whose primary business does not have a competing business purpose, but said company operates a subsidiary, business unit or division which may compete with www.groupon.com, so long as Georgiadis does not directly run/operate a company with a competing business purpose.

If, in any judicial proceeding, a court refuses to enforce any provision of this restrictive covenant (or any part thereof), then such unenforceable provisions (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate provisions (or portions thereof) to be enforced.  In the event that the provisions of Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the permissible  time, geographic or scope limitations, as the case may be,  found to be reasonable by a court of competent jurisdiction.

10.          Equitable Remedies.  Georgiadis acknowledges and agrees that the agreements and covenants set forth in Sections 8 and 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Georgiadis breaches any of the terms of said covenants, and that in the event of Georgiadis’ actual or threatened breach of any such covenants, the Company will have no adequate remedy at law.  Georgiadis accordingly agrees that, in the event of any actual or threatened breach by Georgiadis of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief.  Nothing in the Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11.          Dispute Resolution.  In the event of any dispute or claim relating to or arising out of the Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Georgiadis and the Company agree to first attempt to resolve said dispute through non-binding mediation.  Any disputes not resolved by mediation  shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its Employment Arbitration Rules and Mediation Procedures, as those rules are currently in effect (and not as they may be modified in the future).  Georgiadis acknowledges that by accepting the arbitration provision she is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, the arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

12.          Attorneys’ Fees.  Georgiadis shall be entitled to recover from the Company her reasonable attorneys’ fees and costs if she prevails in an action to enforce any right arising out of the Agreement.

13.          Indemnification.  The Company agrees to indemnify Georgiadis and hold her and her personal representatives, administrators, trustees, heirs and assigns harmless in accordance with its bylaws and to the fullest extent permitted by Delaware law, and to insure Georgiadis under the Company’s (and each affiliated organization’s) director and officer liability insurance policy.  In addition, in the event Georgiadis’ former employer brings legal action against her subsequent to the execution of this Agreement, as a result of or in connection with her employment by the Company, the Company shall indemnify and hold her harmless for the cost, including attorney’s fees, of defending against any threatened or actual lawsuit, including the cost of Georgiadis’ choice of counsel to represent her individually if she so elects, in addition to counsel for the Company.  Notwithstanding the foregoing provision, if a fact-finder determines that Georgiadis, without the Company’s knowledge and/or consent, executed this Agreement in violation of an existing written agreement with her prior employer, withheld information that would have caused the Company not to hire her, or violated any obligation to her former employer, Georgiadis shall repay all attorney’s fees and costs advanced on her behalf by the Company.

14.          Section 409A of the Internal Revenue Code.

(a)           The Company intends that income provided to Georgiadis pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (the “Code”) and the Treasury Regulations thereunder (collectively, “Section 409A”).  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  If Georgiadis or the Company believes, at any time, that any provision of this Agreement is subject to the tax under Section 409A, each shall advise the other and the Company and Georgiadis shall reasonably cooperate in good faith to take such steps as are necessary and possible, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which payments to Georgiadis are to be made, including this Agreement, to avoid the imposition of a tax under Section 409A, without a reduction in payments or diminution in benefits to Georgiadis.  However, the Company does not guarantee any particular tax effect for income provided to Georgiadis pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Georgiadis, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorneys fees, or other liability incurred by Employee in connection with compensation paid or provided to Georgiadis pursuant to this Agreement.

(b)           Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of Georgiadis’ termination of employment with the Company which constitutes a “deferral of compensation” within the meaning of Section 409A shall be paid unless and until Georgiadis has incurred a “separation from service” within the meaning of Section 409A.  Furthermore, if Georgiadis is a “specified employee” within the meaning of Section 409A as of the date of Georgiadis’ separation from service, no amount that constitutes a deferral of compensation which is payable on account of Georgiadis’ separation from service shall be paid to Georgiadis before the date (the “Delayed Payment Date”) which is the first business day of the seventh month after the date of Georgiadis’ separation from service or, if earlier, the date of

Georgiadis’ death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(c)           It is the intent of the Company and Georgiadis that any right of Georgiadis to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(d)           With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of Georgiadis’ taxable year following the taxable year in which the expense occurred.

15.          Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to Georgiadis shall be sent to:

Ms. Margo Georgiadis

Copy to:

Laurel G. Bellows

The Bellows Law Group, P.C.

209 S. LaSalle Street

Chicago, IL  60604

Notices to Company shall be sent to:

Groupon, Inc.

600 West Chicago Avenue,

Chicago, IL 60654

Attention: Chief Executive Officer

16.          Governing Law.  The Agreement has been executed in the State of Illinois, and Georgiadis and the Company agree that the Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

17.          Successors and Assigns.  The Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that such successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding shares of capital stock, and that such successor or assignee assumes in writing the liabilities, obligations and duties of the Company under the Agreement, either contractually or as a matter of law.  In view of the personal nature of the services to be performed under the Agreement by Georgiadis, she shall not have the right to assign or transfer any of her rights or obligations  under the Agreement, except that Georgiadis’ rights under this Agreement shall inure to the benefit of Georgiadis, her administrators, executors, legatees, and heirs, and except as otherwise noted herein.

18.          Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire agreement between Georgiadis and the Company regarding the terms and conditions of her employment, with the exception of those provisions of the Plan and the RSU Agreements.  This Agreement, together with the attached Exhibits, supersedes all prior negotiations, representations or agreements between Georgiadis and the Company, whether written or oral, concerning Georgiadis’ employment.

19.          No Conflict.  Georgiadis represents and warrants to the Company that neither her entry into this Agreement nor her performance of her obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Georgiadis is a party or by which Georgiadis is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Georgiadis.

20.          Validity.  Except as otherwise provided in Section 9, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

21.          Modification.  This Agreement may not be modified or amended except by a  written agreement signed by Georgiadis and the Company.

22.          Conflict.  In the event that the terms of the RSU Agreements, any shareholder agreement, the Exhibits to this Agreement or any other Company plan, policy, or agreements  with the Company conflict with the terms of this Agreement, then  the terms of this Agreement will govern, so long as the terms of this Agreement are more favorable to Georgiadis.

23.          Reimbursement of Legal Fees.  The Company shall reimburse Georgiadis for up to $25,000 of her reasonable attorneys’ fees and costs incurred in connection with the review, negotiation, execution and delivery of this Agreement.

24.          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below and the executive signing on behalf of the Company warrants that he has the authority to execute this Agreement..

Groupon, Inc.

Date:	By:	/s/ Andrew Mason
	Name:	Andrew Mason
	Its:	CEO

Date:	/s/ Mary Margaret H. Georgiadis
Mary Margaret H. Georgiadis